EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Income Gains for Second Quarter

MARTINSVILLE, Va., Sept. 10, 2014 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $54.9 million and net income of $2.3 million, or $0.21 per share, for its fiscal 2015 second quarter ended August 3, 2014.

Net income increased 34.6%, and earnings per share increased over 31%, compared to the comparable period a year ago on essentially flat sales. Sales decreased less than one percent, or by $415,000, compared to last year's second quarter. Net income increased by $584,000.

For the fiscal 2015 first half, net sales increased 4.2%, or $4.7 million, to $116 million. Net income increased 33.1%, or $1.3 million, to $5.1 million, or $0.47 per share compared to $0.35 per share in the prior-year period.

"Given the lackluster demand and sluggish retail conditions that characterized the summer months, we were pleased to deliver an approximate 35% net income increase on the strong performance of our casegoods unit, a nearly $200,000 operating profit turnaround for our H Contract unit and sequential improvements in Sam Moore profitability," said Paul B. Toms Jr., chairman and chief executive officer.

"Casegoods operating profitability increased by over 46% year-over-year for both the quarter and first half, and upholstery reported improved results compared to the previous three quarters, primarily due to Sam Moore achieving operating income in its domestic manufacturing operations for the most recent quarter," Toms said. Sam Moore's improvements came on the strength of a low double-digit sales increase, better capacity utilization, greater labor efficiency and lower medical costs.

In the second quarter, net sales were flat, primarily due to decreased unit volume in both segments, partially offset by higher average selling prices in upholstery. For the first half, sales increases were driven by higher average selling prices in the upholstery segment in the fiscal 2015 second quarter, along with increased unit volume in casegoods in the fiscal 2015 first quarter.

While demand remained subdued through the just-completed quarter, Toms noted that an uptick in incoming orders began in early August and has continued through the first month of the current fiscal third quarter. "On a consolidated basis, we saw over a 5% year-over-year improvement in incoming orders during the first month of the fiscal 2015 third quarter, with casegoods orders driving the increase," he said.

Despite sluggish summer business that followed a solid 10% sales gain in casegoods revenues during Hooker's fiscal 2015 first quarter, the Company remains bullish that a recovery in the casegoods industry is underway. "While upholstery sales have grown faster than casegoods sales over the last few years, we're still seeing indications of a recovery in casegoods sales and improved retailer ability to sell large-ticket bedroom, dining and home office furniture," Toms said.

Gross profit increased in the quarter, both as a percentage of net sales and in absolute terms, due to lower product discounting and lower cost of goods sold as a percentage of sales due to changes in product mix in the casegoods segment and improved gross profit at Sam Moore, due to increased net sales. These improvements were partially offset by decreased upholstery segment gross profit, due primarily to lower sales of imported upholstery and higher returns and allowances. For the fiscal 2015 first-half, gross profit also increased, primarily due to higher sales volumes in both operating segments, lower cost of goods sold as a percentage of net sales and decreased discounting in the casegoods segment, which was partially offset by higher returns and allowances.

Selling and administrative expenses decreased, as a percentage of net sales and in absolute terms, for the quarter due to a variety of factors, including lower selling expenses due to lower sales, partially offset by higher operating costs for the Company's new business ventures. For the fiscal 2015 first-half, selling and administrative expenses increased in absolute terms, primarily due to increased upholstery segment costs, but decreased as a percentage of net sales, primarily due to increased net sales.

Hooker's new business ventures, H Contract and Homeware, contributed net sales of $1.1 million in the fiscal 2015 second quarter and $2.1 million for the year-to-date period. Operating losses for these ventures totaled $320,000 and $677,000 for the fiscal 2015 second quarter and year-to-date period, respectively. "H Contract is operationally profitable and is gaining momentum, with both sales and incoming orders increasing," Toms said. "We're still investing significant amounts in building brand awareness and website traffic for Homeware, and have not yet reached break-even in that operation."

Cash, Inventory and Debt

"Our inventories are properly sized with a good composition of best sellers, positioning us well for the historically strong fall selling season," Toms said.

The Company generated approximately $18 million in operating cash flow during its fiscal 2015 first half and cash and cash equivalents stood at $36.9 million at August 3, 2014, up $13.1 million from February 2, 2014.

The Company had no long-term debt at August 3, 2014 and had $13.3 million available on its $15.0 million revolving credit facility, net of $1.7 million reserved for standby letters of credit.

Business Outlook

"Based on the increases in incoming orders we're seeing, both sequentially and year-over-year, we are encouraged about the prospects for fall business," Toms said. "In addition, we have already started shipping containers of some of our best-selling April introductions to our largest customers, and we believe these shipments will only gain momentum as we deliver these new products to the balance of our customer base. Economically, the fundamentals are in place for an improved housing market, and consumer confidence continues to strengthen. We're in a good service position in all divisions with adequate inventory on most of our best sellers," Toms concluded.

Dividends

On September 2, 2014, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on September 30, 2014, to shareholders of record at September 15, 2014.

Conference Call Details

Hooker Furniture will present its fiscal 2015 second quarter results via teleconference and live internet web cast on Wednesday afternoon, September 10, 2014 at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2013 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (21) higher than expected employee medical costs. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013

Net sales	$ 54,883	$ 55,301	$ 116,279	$ 111,596

Cost of sales	41,226	42,044	87,012	84,423

Gross profit	13,657	13,257	29,267	27,173

Selling and administrative expenses	10,243	10,617	21,610	21,299

Operating income	3,414	2,640	7,657	5,874

Other income (expense), net	52	(22)	98	(54)

Income before income taxes	3,466	2,618	7,755	5,820

Income tax expense	1,194	930	2,679	2,006

Net income	$ 2,272	$ 1,688	$ 5,076	$ 3,814

Earnings per share:
Basic	$ 0.21	$ 0.16	$ 0.47	$ 0.35
Diluted	$ 0.21	$ 0.16	$ 0.47	$ 0.35

Weighted average shares outstanding:
Basic	10,731	10,722	10,728	10,719
Diluted	10,767	10,753	10,762	10,749

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013

Net Income	$ 2,272	$ 1,688	$ 5,076	$ 3,814
Other comprehensive income:
Amortization of actuarial gain	(12)	(27)	(25)	(53)
Income tax effect on amortization of actuarial gains	4	10	9	19
Adjustments to net periodic benefit cost	(8)	(17)	(16)	(34)

Comprehensive Income	$ 2,264	$ 1,671	$ 5,060	$ 3,780

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	August 3,	February 2,
	2014	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 36,943	$ 23,882
Accounts receivable, less allowance for doubtful accounts of $1,058 and $1,243, respectively	25,224	29,393
Inventories	44,595	49,016
Prepaid expenses and other current assets	2,334	2,413
Deferred taxes	1,165	1,664
Income tax recoverable	36	682
Total current assets	110,297	107,050
Property, plant and equipment, net	23,185	23,752
Cash surrender value of life insurance policies	19,746	18,891
Deferred taxes	4,135	4,051
Intangible assets	1,382	1,382
Other assets	1,666	355
Total assets	$ 160,411	$ 155,481

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 8,709	$ 7,077
Accrued salaries, wages and benefits	3,295	3,478
Accrued commissions	764	934
Customer deposits	599	659
Other accrued expenses	809	759
Total current liabilities	14,176	12,907
Deferred compensation	7,937	7,668
Income tax accrual	132	103
Other long-term liabilities	325	--
Total liabilities	22,570	20,678

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,763 and 10,753 shares issued and outstanding on each date	17,714	17,585
Retained earnings	120,045	117,120
Accumulated other comprehensive income	82	98
Total shareholders' equity	137,841	134,803
Total liabilities and shareholders' equity	$ 160,411	$ 155,481

TABLE IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The
	Twenty-Six Weeks Ended
	August 3,	August 4,
	2014	2013
Operating Activities:
Net income	$ 5,076	$ 3,814
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,259	1,186
(Gain) loss on disposal of assets	(37)	(9)
Deferred income tax expense (benefit)	499	(95)
Non-cash restricted stock and performance awards	272	333
Provision for doubtful accounts	94	33
Changes in assets and liabilities
Trade accounts receivable	4,075	2,005
Inventories	4,422	1,378
Income tax recoverable	646	(515)
Gain on life insurance policies	(477)	(451)
Prepaid expenses and other current assets	618	921
Trade accounts payable	1,631	(819)
Accrued salaries, wages and benefits	(183)	(243)
Accrued income taxes	--	(751)
Accrued commissions	(170)	(163)
Customer deposits	(60)	--
Other accrued expenses (income)	53	(68)
Deferred compensation	55	92
Other long-term liabilities	23	--
Net cash provided by operating activities	17,796	6,648

Investing Activities:
Purchases of property, plant and equipment	(1,999)	(1,726)
Proceeds received on notes for sale of assets	16	28
Proceeds from sale of property and equipment	69	31
Premiums paid on life insurance policies	(670)	(715)
Proceeds received on life insurance policies	--	516
Net cash used in investing activities	(2,584)	(1,866)

Financing Activities:
Cash dividends paid	(2,151)	(2,150)
Net cash used in financing activities	(2,151)	(2,150)

Net increase in cash and cash equivalents	13,061	2,632
Cash and cash equivalents at the beginning of year	23,882	26,342
Cash and cash equivalents at the end of quarter	$ 36,943	$ 28,974

Supplemental schedule of cash flow information:
Income taxes paid, net	$ 1,563	$ 3,368
CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Senior Vice-President, Chief Financial Officer
         Phone: (276) 632-2133